                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                  Schedule 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                               (Amendment No. 1)(1)


                               ACT NETWORKS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    000975102
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                                 (CUSIP Number)




                        (CONTINUED ON FOLLOWING PAGE(S))

                                (Page 1 of 6 Pages)


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1 The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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CUSIP NO.  000975102                     13G                   PAGE 2 OF 6 PAGES
-------------------------------------------------------------------------------

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Pacific Technology Fund ("PTF")
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          California
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                        None
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                         None
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                       None
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                   None
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          None
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          PN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!




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                                                               Page 3 of 6 Pages


ITEM 1(A)           NAME OF ISSUER:

                    ACT Networks, Inc.


ITEM 1(B)           ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                    188 Camino Ruiz
                    Camarillo, CA 93012


ITEM 2(A)           NAME OF PERSON FILING:

                    Pacific Technology Fund


ITEM 2(B)           ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                    1310 University Avenue
                    Palo Alto, CA 94301


ITEM 2(C)           CITIZENSHIP:

                    California

ITEM 2(D)           TITLE OF CLASS OF SECURITIES:

                    Common Stock


ITEM 2(E)           CUSIP NUMBER:

                    000975102

ITEM 3.             IF THIS STATEMENT IS FILED PURSUANT TO RULES
                    13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING
                    IS A:

                    Not Applicable






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                                                               Page 4 of 6 Pages



ITEM 4.             OWNERSHIP.

                    (a)   Amount Beneficially Owned:   See row 9 of cover page.

                    (b)   Percent of Class:  See row 11 of cover page.

                    (c)   Number of shares as to which such person has:

                          (i)   sole power to vote or to direct the vote:
                                See row 5 of cover page.

                          (ii)  shared power to vote or to direct the vote:
                                See row 6 of cover page.

                          (iii) sole power to dispose or to direct the
                                disposition of: See row 7 of cover page.

                          (iv) shared power to dispose or to direct the disposition of: See row 8 of cover page.


ITEM 5.             OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:
                                                                            [X]




ITEM 6.             OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                    PERSON.

                    Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                    Not Applicable


ITEM 8.             IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                    Not Applicable.


ITEM 9.             NOTICE OF DISSOLUTION OF GROUP.

                    Not Applicable






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                                                               Page 5 of 6 Pages



ITEM 10.            CERTIFICATION.

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.







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                                                               Page 6 of 6 Pages


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 5, 1997

PACIFIC TECHNOLOGY FUND


By:  \s\ Dr. Michael Feuer
     ----------------------------------
     Dr. Michael Feuer, General Partner